                                                                     EXHIBIT 4.3
                                     FORM OF
                            UNANIMOUS WRITTEN CONSENT
                                       OF
                               BOARD OF DIRECTORS
                                       OF
                              TRITON ENERGY LIMITED
                    AUTHORIZING A SERIES OF PREFERENCE SHARES


     The undersigned, constituting all of the directors of Triton Energy Limited, a Cayman Islands company (the "Company"), hereby consent in writing to the taking of the following actions and the adoption of the following resolutions without the holding of, and waive any notices required for, a meeting of directors for the purposes of considering the same:

     WHEREAS, Triton Energy Corporation, a Delaware corporation ("TEC"), desires to effect a reorganization pursuant to which the Company would become the parent holding company of TEC through the merger (the "Merger") of TEL Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Sub"), with and into TEC; and

     WHEREAS, in connection with the Merger, the Board of Directors and the sole shareholder of the Company have resolved to amend and restate the Memorandum of Association and Articles of Association (the "Restated Charter") to be effective immediately prior to the effective time of the Merger; now therefore, be it

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Memorandum of Association and Articles of Association, as amended and restated as aforesaid (collectively, the "Charter"), the Board of Directors, effective as of the effective time of the Merger, does hereby create, authorize and provide for the issuance of a series of preference shares consisting of ______ shares, par value $.01 per share, with the following rights, terms, preferences and voting powers:

     1. DESIGNATION OF SERIES, NUMBER OF SHARES AND STATED VALUE. The series of preference shares created herein shall be designated as the 5% Convertible Preference Shares, par value $.01 per share (hereinafter the "5% Preference Shares"), and the number of shares initially constituting the 5% Preference Shares shall be _____ shares. The stated value shall be $34.41 per share (the "Stated Value").

     2. VOTING RIGHTS. The holders of 5% Preference Shares shall not, by virtue of their ownership thereof, be entitled to vote upon any matter except as provided in Section 7 herein or as required by law. Whenever the holders of the 5% Preference Shares shall be entitled to exercise voting rights, each holder of record thereof shall have one vote for each share so held.


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                                     Page 2


     3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of 5% Preference Shares shall be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Class A Ordinary Shares or any shares ranking junior to the 5% Preference Shares as to liquidation, liquidating distributions (including, without limitation, any outstanding preference shares issuable under the Company's Shareholder Rights Plan) an amount per share equal to the Stated Value plus accumulated and unpaid dividends thereon including any Penalty Dividend as defined in Section 4 hereof; provided, however, that such rights shall accrue to the holders of the 5% Preference Shares only in the event that the Company's payments with respect to the liquidation preferences of the holders of shares of the Company ranking senior as to liquidation rights to the 5% Preference Shares are fully met.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the 5% Preference Shares and any other shares of the Company ranking as to any such distribution on a parity with the 5% Preference Shares are not paid in full, the holders of the 5% Preference Shares and of such other shares shall share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of 5% Preference Shares shall not be entitled to any further participation in and distribution of assets by the Company.

     Neither the consolidation of nor merging of the Company with or into any other corporation or corporations, nor the sale or lease of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or a winding up of the Company within the meaning of any of the provisions of this Section 3.

     4. DIVIDENDS. Holders of 5% Preference Shares shall be entitled to receive, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, (i) a fixed cumulative cash dividend of 5% per annum on the Stated Value, plus (ii) Penalty Dividends, if any, as set forth below, and no more, payable in semi-annual installments on September 30 and March 30 (unless such day is a non-business day, in which event on the next business day), commencing March 30, 1996. Dividends on each 5% Preference Share shall be cumulative from the date of original issue of such share (the "Issue Date") and shall be payable to holders of such share on the record date fixed for such payment by the Board of Directors of the Company or a committee of such Board duly authorized to fix such date. Dividends (including any Penalty Dividend) on account of arrears for any past dividend periods may be declared and paid at any time without reference to any regular dividend payment date to holders of record on a record date fixed for such payment by the Board of Directors of the Company or by a committee of such Board fully authorized to fix such date.

     The dividend payable per 5% Preference Share as of March 30, 1996 shall be an amount equal to (i) the dividend accumulated and unpaid with respect to one share of 5% Convertible Preferred Stock of Triton Energy Corporation through the effective date of the merger of TEL Merger Corp. with and into Triton Energy Corporation plus (ii) an amount equal to the dividend accumulated with respect to one 5% Convertible Preference Share from such effective date


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                                     Page 3


through March 30, 1996. Dividends payable on the date of any redemption of the 5% Preference Shares not occurring on a regular dividend payment date shall be calculated on the basis of a 360 day year consisting of twelve 30 day months.
If the dividends on the 5% Preference Shares shall not have been declared and paid in full, or funds set aside for payment, by a date 15 days after each March 30 or September 30 dividend payment date, as the case may be (the "Calculation Date"), dividends payable on the 5% Preference Shares shall be increased by an amount equal to the Penalty Dividend Rate applied against the amount of dividends so due and unpaid on the 5% Preference Shares, to accrue on a daily basis for the period from the Calculation Date to the date the dividends in respect of such dividend payment date shall be paid (the "Penalty Dividend"). The "Penalty Dividend Rate" on any date shall be the Prime Rate on such date plus 1% per annum. "Prime Rate" on any day means the prime rate of Morgan Guaranty Trust Company of New York in effect on such day. If for any reason such bank shall not have a published prime rate on the date of determination thereof, then "Prime Rate" shall be the rate set forth on such date in "Statistical Release H.15(519), Selected Interest Rates," published by the Board of Governors of the Federal Reserve System, under the heading "Bank Prime Loan." The Penalty Dividend Rate shall be fixed on and as of the Calculation Date with respect to any Penalty Dividend and shall continue at such rate for the following six months and shall be adjusted each six months thereafter for the succeeding six-month period.

     No dividends shall be declared or paid or set apart for payment on any shares ranking, as to dividends, junior to the 5% Preference Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the 5% Preference Shares for all dividend payment periods terminating on or prior to the date of payment of dividends on such junior shares. When dividends are not paid in full upon the 5% Preference Shares and upon any other shares ranking on a parity as to dividends with the 5% Preference Shares, all dividends declared upon 5% Preference Shares and any other shares ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on the 5% Preference Shares and such other shares shall bear to each other the same ratio that accumulated and unpaid dividends per share on the 5% Preference Shares and such other shares bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the 5% Preference Shares have been paid, no dividends shall be declared or paid or set aside for payment or other distribution made upon any other shares of the Company ranking junior to or on a parity with the 5% Preference Shares as to dividends, including the Ordinary Shares of the Company and no repurchase or redemption of such Ordinary Shares shall be permitted. As used in this paragraph, the term "dividend" includes any Penalty Dividend.

     5. MANDATORY REDEMPTION. The 5% Preference Shares shall be subject to mandatory redemption by the Company on March 30, 2004 (the "Mandatory Redemption Date") at a redemption price (the "Redemption Price") equal to the Stated Value plus any accumulated and unpaid dividends thereon including any Penalty Dividend. At the option of the Company, the Redemption Price may be paid in cash or by issuing for each 5% Preference Share being redeemed such number of Class A Ordinary Shares as are equal to the Redemption Price divided by the Mandatory Redemption Date Market Price. "Mandatory Redemption Date Market Price" shall mean the average of the Closing Prices of the Class A Ordinary Shares, as defined in


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                                     Page 4


Section 8(G), for the five consecutive trading days commencing with the twenty-fifth day immediately preceding the Mandatory Redemption Date. Fractional entitlements shall be satisfied in cash as provided in Section 8(H).

     6. OPTIONAL REDEMPTION. (A) Except as set forth in this paragraph, the 5% Preference Shares are not redeemable prior to March 30, 1998. The Company, at its option, may at any time on or after March 30, 1998 redeem for cash all or part of the 5% Preference Shares on any date set by the Board of Directors of the Company at the Redemption Price to the date fixed for redemption. Notwithstanding the foregoing, the Company may redeem for cash all outstanding shares of the 5% Preference Shares on or after such time as there are fewer than 133,005 Convertible Preference Shares outstanding.

     (B) If less than all of the outstanding 5% Preference Shares are to be redeemed, the Company will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors of the Company may determine.

     (C) Notices of any redemption shall be mailed not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption to the holders of record of 5% Preference Shares to be redeemed at their respective addresses as the same appear upon the books of the Company; PROVIDED, HOWEVER, that no defect in the publication of such notice shall affect the validity of the proceedings for the redemption of any 5% Preference Shares. Payment of the Redemption Price of the shares redeemed shall be made at the office of the Transfer Agent, as specified in Section 12 hereof, or at such other place or places of redemption as shall be determined by the Board of Directors of the Company and shall be specified in the notice of redemption and shall be made against the surrender for cancellation of the certificates for the shares redeemed. Any 5% Preference Shares so noticed for redemption may be converted into Class A Ordinary Shares, as hereinafter provided, at any time prior to the close of business on the fifth business day prior to the date fixed for the redemption.

     If notice of redemption shall have been mailed as hereinbefore provided and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Company so as to be available for the benefit of the holders of the shares so called for redemption, then from and after the date fixed for redemption the 5% Preference Shares so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered or cancelled, shall no longer be deemed outstanding and all rights with respect to such shares (including the right to accumulate dividends) shall forthwith on the redemption date cease and terminate, except only the right of the holders thereof to receive upon surrender of certificates thereof the amount payable upon redemption thereof, but without interest.

     (D)  All 5% Preference Shares so redeemed pursuant to this Section 6 or
Section 5 shall have the status of authorized but unissued preference shares, but such shares so redeemed shall not be reissued as shares of the series of 5% Preference Shares created hereby. Except as otherwise provided herein, the Board of Directors of the Company shall have the full power and


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                                     Page 5


authority to prescribe the manner in which, and terms and conditions upon which, the 5% Preference Shares may be redeemed.

     7. SPECIAL VOTING RIGHTS. Without the vote or consent of the holders of at least two-thirds of the number of 5% Preference Shares then outstanding, voting or consenting, as a class, together with the holders of any other outstanding preference shares similarly affected, the Company shall not amend, alter or repeal the Memorandum of Association or Articles of Association of the Company so as adversely to affect the preferences and rights of the holders of the 5% Preference Shares, nor shall the Company issue for consideration other than wholly for cash any shares of a class of shares ranking prior to the 5% Preference Shares with respect to dividends or to the distribution of assets in liquidation.

     8.  CONVERSION RIGHTS.

     (A) CONVERSION PROVISIONS. The holders of any one or more 5% Preference Shares may, at their option, convert such share or shares, on the terms and conditions set forth in this Section 8, into fully paid and non-assessable Class A Ordinary Shares except that, with respect to any 5% Preference Shares called for redemption, the conversion right shall terminate at the close of business on the fifth business day prior to the redemption date, unless default is made in the payment of the Redemption Price. Each 5% Preference Share shall be convertible into one Class A Ordinary Share (equivalent to a conversion price equal to the Stated Value per 5% Preference Share); PROVIDED, HOWEVER, that the number of Class A Ordinary Shares issuable on conversion of each 5% Preference Share (the "Conversion Rate") shall be subject to adjustment as hereinafter provided in this Section 8.

     (B) ADJUSTMENT FOR UNPAID DIVIDENDS. If at the time of any conversion there shall be any unpaid Penalty Dividends, then the Conversion Rate shall be adjusted so that upon conversion the holder of a 5% Preference Share then converted shall receive for each 5% Preference Share a number of Class A Ordinary Shares equal to the Conversion Rate in effect immediately before such adjustment multiplied by the quotient of (x) the sum of (1) the conversion price in effect immediately prior to such adjustment plus (2) the amount of such unpaid Penalty Dividends plus (3) the cumulative amount of any unpaid dividends to the most recent dividend payment date divided by (y) the conversion price in effect immediately prior to such adjustment.

     (C)  ADJUSTMENT FOR CHANGE IN SHARES.  If the Company

         (i) pays a dividend or makes a distribution on its Class A Ordinary Shares, in shares of its Class A Ordinary Shares;

        (ii) divides its outstanding Class A Ordinary Shares into a greater number of shares;

        (iii) combines its outstanding Class A Ordinary Shares into a smaller number of shares;


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                                     Page 6


         (iv) makes a distribution on its Class A Ordinary Shares in shares other than Class A Ordinary Shares; or

          (v) issues by reclassification of its Class A Ordinary Shares any shares;

then the conversion right and the conversion price in effect immediately before such action shall be adjusted so that the holder of the 5% Preference Shares thereafter converted may receive the number of shares of the Company which he would have owned immediately following such action if he had converted the 5% Preference Shares immediately before the record date (or, if no record date, the effective date) for such action.

     The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

     If after an adjustment a holder of the 5% Preference Shares upon conversion of it may receive shares of two or more classes of shares of the Company, the Company shall determine the allocation of the adjusted conversion price between the classes of shares. After such allocation, the conversion privilege and conversion price of each class of shares shall thereafter be subject to adjustment on terms comparable to those applicable to Class A Ordinary Shares contained in this Section 8.

     (D) ADJUSTMENT FOR RIGHTS ISSUE. If the Company distributes any rights or warrants to all holders of its Class A Ordinary Shares entitling them for a period expiring within sixty (60) days after the record date mentioned below to purchase Class A Ordinary Shares at a price per share less than the current market price per share on that record date, the conversion price shall be adjusted in accordance with the formula:

                                (N X P)
               C(1) = C x  O +  M
                           ---------
                                O + N
where

     C(1) =    the adjusted conversion price.
     C    =    the current conversion price.
     O    =    the number of Class A Ordinary Shares outstanding on the record date.
     N    =    the number of additional Class A Ordinary Shares offered.
     P    =    the offering price per share of the additional shares.
     M    =    the current market price per Class A Ordinary Share on the record date.

     The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights or warrants.


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                                     Page 7


     (E) ADJUSTMENT FOR OTHER DISTRIBUTIONS. If the Company distributes to all holders of its Class A Ordinary Shares any of its assets or debt securities or any rights or warrants to purchase securities of the Company, the conversion price shall be adjusted in accordance with the formula:

                         C(1) = C x M - F
                                    -----
                                      M
where

     C(1) =    the adjusted conversion price.
     C    =    the current conversion price.
     M    =    the current market price per Class A Ordinary Share on the record date mentioned below.
     F    =    the fair market value on the record date of the assets,
               securities, rights or warrants applicable to one Class A Ordinary
               Share. The Board of Directors of the Company shall determine the fair market value.

     The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution.

     This paragraph (E) does not apply to cash dividends or cash distributions paid out of consolidated current or retained earnings as shown on the books of the Company. Also, this paragraph (E) does not apply to rights or warrants referred to in paragraph (D) above.

     (F) ADJUSTMENT FOR REORGANIZATION. In case of any consolidation, amalgamation or merger of the Company into another corporation, or in the case of any merger of another corporation into the Company (other than a merger with a corporation in which merger the Company is the continuing corporation and which does not result in any reclassification, conversion, exchange or cancellation of outstanding Class A Ordinary Shares), or in case of any sale or conveyance to another corporation of all or substantially all of the assets of the Company, the holder of each 5% Preference Share then outstanding shall have the right thereafter, subject to the terms and conditions of this Section 8, to convert such share only into the kind and amount of shares and other securities and property receivable upon such consolidation, amalgamation, merger, sale or conveyance by a holder of the number of Class A Ordinary Shares into which such 5% Preference Share might have been converted immediately prior to such consolidation, amalgamation, merger, sale or conveyance; and effective provision shall be made in the Certificate of Incorporation, Articles of Association or other charter document of the resulting or surviving corporation or otherwise so that the provisions set forth in this Section 8 shall thereafter be applicable, as nearly as practicable, to any such other shares and other securities and property deliverable upon conversion of the 5% Preference Shares remaining outstanding or other convertible preference shares received by the holders in place thereof; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the 5% Preference Shares remaining outstanding, or other convertible preference shares received by the holders in place thereof, may be entitled to and to make provisions for the protection of the


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                                     Page 8


conversion right as herein provided. In case securities or property other than Class A Ordinary Shares shall be issuable or deliverable upon conversion as aforesaid, then all reference in this paragraph (F) shall be deemed to apply, so far as appropriate and as nearly as practicable, to such other securities or property.

     (G)  CURRENT MARKET PRICE.  For the purpose of any computation under this
Section 8, the current market price per Class A Ordinary Share at any date shall be deemed to be the average of the daily closing prices for the five (5) consecutive business days commencing ten (10) business days before the date in question. The "Closing Price" for each day shall be the last reported sale of Class A Ordinary Shares on the principal national securities exchange on which the Class A Ordinary Shares may be listed or if such shares are not then so listed, the closing price of the Class A Ordinary Shares as shown by the National Association of Securities Dealers, Inc. National Market System or, if no such closing price is available, at the average of the representative last bid and asked prices of such Class A Ordinary Shares in the over-the-counter market, as shown by the National Association of Securities Dealers, Inc. Automated Quotation System Level I (or comparable system) or in the absence of any of the foregoing, the fair market value as determined by the Board of Directors (whose determination shall be conclusive).

     (H) FRACTIONAL SHARES. No fractional Class A Ordinary Shares shall be issued on any conversion or redemption, but in lieu thereof, the Company shall pay therefor in cash an amount equal to the current market value of such fractional interest computed on the basis of the average closing price as determined in accordance with the provision of paragraph (G) above, on the five
(5) business days prior to the date upon which conversion is deemed to have been effected. Any determination that the Company or the Board of Directors makes regarding fractional shares is conclusive.

     (I) WHEN NO ADJUSTMENT REQUIRED. Notwithstanding the provisions of paragraphs (C), (D), (E) and (F) above, no adjustment of the Conversion Rate shall be required upon the occurrence of any of the events described in paragraphs (C), (D), (E) and (F), unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment. All calculations under this Section 8 shall be made and rounded to the nearest one-hundredth of a share.

     No payment or adjustment on account of dividends accumulated or in arrears upon the 5% Preference Shares, any other series of preference shares, or Class A Ordinary Shares, shall be made in connection with any conversion, except as provided in paragraph 8(B) above or at the discretion of the Board of Directors. Preference shares surrendered for conversion between the record date for payment of dividends and the dividend payment date (except for 5% Preference Shares called for redemption during such period) must be accompanied by a payment of an amount equal to the dividend thereon which the holder is to receive.


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                                     Page 9


     No adjustment need be made for sales of Class A Ordinary Shares pursuant to a plan for reinvestment of dividends or interest and no adjustment need be made for a change in the par value of the Class A Ordinary Shares.

     The Board of Directors may make such adjustments in the Conversion Rate, in addition to those required by this Section 8, as shall be determined by the Board, as evidenced by a Board resolution, to be advisable in order to avoid taxation, so far as practicable, of any dividend of shares or share rights or any event treated as such for Federal income tax purposes to the recipients.
The Board shall have the power to resolve any ambiguity or correct any error in this Section 8 and its action in so doing, as evidenced by a Board resolution, shall be final and conclusive, provided that such action shall not adversely affect the holders of the 5% Preference Shares in any material respect.

     The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be satisfactory evidence of the correctness of any computation made in this Section 8.

     (J) NOTICE OF ADJUSTMENT. Whenever there is an adjustment requiring a change in the Conversion Rate, the Company shall file with the transfer agent, or transfer agents, for the Class A Ordinary Shares, a statement signed by the President or a Vice President and by the Treasurer or the Secretary of the Company, describing specifically the event giving rise to such adjustment and stating the adjustment which shall be made to the Conversion Rate. The statement so filed shall be open to inspection by any holder of record of the 5% Preference Shares. The Company shall at the time of filing any such statement mail notice to the same effect to holders of the 5% Preference Shares at their addresses appearing on the books of the Company or supplied by them to the Company for the purpose of notice. In addition, the Company shall include a notice of the Conversion Rate with each dividend payment on the 5% Preference Shares or otherwise give notice thereof promptly after the due date for each such dividend, whenever there has been a change in the Conversion Rate since the last previous dividend due date.

     (K) CONVERSION PROCEDURE. Upon surrender to the Company at the office of the transfer agent, or transfer agents, for the Class A Ordinary Shares, or at such other place or places, if any, as the Board of Directors of the Company may determine, of certificates, duly endorsed to the Company or in blank, for 5% Preference Shares to be converted, together with appropriate evidence of the payment of any transfer or similar tax, if required, and instructions in writing to the Company to convert such shares and specifying the name and address of the person, corporation, firm or other entity to whom such shares are to be issued, the Company will issue (i) the number of full Class A Ordinary Shares issuable on conversion thereof as of the time of such surrender and as promptly as practicable thereafter will deliver certificates for such Class A Ordinary Shares, and (ii) cash for any remaining fraction of a share, as provided in paragraph (H) above. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Ordinary Shares upon conversion; PROVIDED, HOWEVER, that the holder shall pay any such tax which is due because such shares are to be issued in a name other than that of such holder.

     The Company shall at all times after the Issue Date reserve for issuance upon conversion of the 5% Preference Shares a sufficient number of full Class A Ordinary Shares for the conversion of each outstanding 5% Preference Share at the current Conversion Rate. The Class A Ordinary Shares issuable upon such conversion shall have one vote per share.

     (L) VOLUNTARY INCREASE IN CONVERSION RATE. The Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days and if the increase is irrevocable during the period. Whenever the Conversion Rate is increased, the Company shall give notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, in the manner set forth in paragraph (E) of this Section 8, which notice shall state the increased Conversion Rate and the period it will be in effect. An increase in the Conversion Rate pursuant to this paragraph (L) shall not change or adjust the Conversion Rate otherwise in effect for purposes of this Section 8.

          (a)   NOTICE OF CERTAIN TRANSACTIONS.  If

          (1) the Company takes any action that would require an adjustment in the Conversion Rate pursuant to paragraphs (C), (D), (E) or (F) of this Section 8; or

          (2)  there is a liquidation or dissolution of the Company;

the Company shall provide notice in the manner set forth in paragraph (J) of this Section 8 of such action, stating therein the proposed record date for a distribution or the effective date of a reclassification, consolidation; merger, sale, conveyance, liquidation or dissolution, at least fifteen (15) days in advance of such date. Failure to mail the notice or any defect therein shall not affect the validity of the transaction.

     9. SUBDIVISION OF SHARES. The Board of Directors may at any time subdivide the 5% Preference Shares as of an effective date fixed by the Board of Directors. Notice of the proposed subdivision and the effective date shall be mailed to each holder of record of 5% Preference Shares not less than fifteen
(15) days before the effective date. The Stated Value, Conversion Rate and liquidation rights of the 5% Preference Shares in effect immediately prior to the close of business on the effective date of such subdivision shall be proportionately reduced as of the close of business on the effective date of such division.

     10. "CLASS A ORDINARY SHARES" DEFINED. Whenever reference is made in this resolution to "Ordinary Shares," or any class thereof, such term shall mean all shares of the Company authorized at the Issue Date, or thereafter, and designated as Ordinary Shares, or such class thereof, and shares of any other class into which such shares may hereafter be changed.

     11. NO PREEMPTIVE RIGHTS. The holders of the 5% Preference Shares shall not have any preemptive rights.

     12. AGENT. Chemical Bank is hereby appointed Transfer Agent, Registrar, Conversion Agent and Dividend Disbursing Agent for the 5% Preference Shares.

     AND BE IT FURTHER RESOLVED, that any documents heretofore executed or lawful actions heretofore taken by any of the officers of the Company in connection with the transactions herein described are hereby ratified, confirmed and approved in all respects; and further

     RESOLVED, that these resolutions may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                                     Page 12


     EXECUTED as of the ____ day of ___________________, 1996.




                                   --------------------------------
                                   Thomas G. Finck



                                   --------------------------------
                                   Robert B. Holland, III




                                   --------------------------------
                                   Peter Rugg